Exhibit 99.(12)(c)

[LETTERHEAD OF PAUL HASTINGS LLP]

[ ], 2016	75302.00007

Brookfield Real Assets Income Fund Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281-1023

Brookfield High Income Fund Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281-1023

Re:                             Reorganization of the Brookfield High Income Fund Inc. into the Brookfield Real Assets Income Fund Inc.

Ladies and Gentlemen:

We have acted as counsel to Brookfield High Income Fund Inc., a Maryland corporation (“Acquired Fund”) and Brookfield Real Assets Income Fund Inc., a Maryland corporation (the “Acquiring Fund” and, together with the Acquired Fund, the “Funds”), in connection with the reorganization of the Acquired Fund into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated as of [          ], 2015 and the Form N-14 Registration Statement of Brookfield Real Assets Income Fund Inc. (Registration no. 333-[      ]) (the “Registration Statement”) as filed with the Securities and Exchange Commission on [           ], 2015, relating to the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of common stock of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund (the “Reorganization”).  This opinion is furnished to you pursuant to section 6.3(d) of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Funds in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)                                 the Plan;

(b)                                 the Registration Statement;

(c)                                  such other instruments and documents related to the formation, organization and operation of the Funds and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)                                 the certificates of the officers of the Acquired Fund and the Acquiring Fund.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.                                      That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.                                      That all representations, warranties and statements made or agreed to by the Funds, and their respective management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including, but not limited to, those set forth in the Plan and the Registration Statement (including the exhibits) and the certificates of the officers of the Acquired Fund and the Acquiring Fund are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

1.              The transfer of all of the Acquired Fund’s assets in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders as part of the liquidation of the Acquired Fund, will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be considered a party to a reorganization within the meaning of Section 368(b) of the Code;

2.              No gain or loss will be recognized by the Acquired Fund for federal income tax purposes (a) upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities or (b) upon the distribution of the Acquiring Fund Shares to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund (Sections 361(a), 354(a) and 357(a) of the Code);

3.              No gain or loss will be recognized by the Acquiring Fund upon its receipt of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities (Section 1032(a) of the Code);

4.              The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization (Section 362(b) of the Code);

5.              The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the holding period of those assets in the hands of the Acquired Fund immediately prior to the Reorganization (Section 1223(2) of the Code);

6.              No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares) and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund (Section 354(a) of the Code);

7.              The aggregate tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (reduced by any amount of tax basis allocable to fractional Acquiring Fund Shares for which cash is received) pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by the Acquired Fund’s shareholders immediately prior to the Reorganization (Section 358(a)(1) of the Code); and

8.              The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund will include the holding period of the Acquired Fund Shares surrendered in exchange therefore, provided that the Acquired Fund Shares were held as a capital asset on the Closing Date (Section 1223(1) of the Code).

No opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any Acquired Fund shareholder, (ii) the Acquired Fund or the Acquiring Fund with respect to any asset as to which a mark-to-market system of accounting, the passive foreign investment company rules under Section 1297(a) of the Code, the personal holding company rules under Section 542 of the Code, or Section 1256 of the Code applies, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders and the Acquired Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction, including the Reorganization, if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you and your shareholders for the purposes set forth in section 6.3(d) of the Plan. We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose and may not be distributed or otherwise made available to any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Paul Hastings LLP

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